Exhibit 10.11
December 14, 2005
Mark Garzone
19680 Stanford Hall Place
Ashburn, Virginia 20147
Dear Mark:
We are pleased to offer you the position of Executive Vice President of Marketing for USA Mobility, Inc. In this role you will be responsible for providing leadership and oversight to the marketing and business development function for USA Mobility. The EVP of Marketing will be an integral member of the senior management team (i.e., similar to the COO, CFO, EVP of Sales, and General Counsel) and will participate in regular senior management meetings, planning sessions, board presentations and strategic initiatives.
     The overall responsibilities include, but are not limited to:
•	Create, articulate and implement a clear, comprehensive and effective marketing message/vision to both existing and potential customers, as well to as to the overall marketplace and the internal organization.

•	Develop and implement a marketing approach which maximizes top and bottom-line performance, and has the full support of key constituencies, both inside and outside the company.

•	Play the role of ‘champion’ of the customer and be the Company’s most influential voice with respect to marketing issues including product development, distribution, pricing, and branding. This will include providing counsel to other senior executives and the Board of Directors.

•	Enhance brand equity for the company and its products, services, and channels of distribution through best-in-class marketing programs and initiatives.

•	Develop strategic alliances and co-branding opportunities to leverage the existing network through product/service branding within high potential market segment.

•	Work closely with sales and customer service to help improve the customer experience and thereby drive improved customer retention.

•	Identify and develop new market segments or industry verticals with tailored products and programs.

•	Enhance/build a sophisticated direct marketing effort with a world class database and use it for customer or market information.

•	Improve the database and its information so that it is a better tool enabling the sales and marketing teams to work more productively together.

•	Lead the product development process —identifying new products, service and venture opportunities which can be leveraged through the optimal positioning and pricing of various industry characteristics.

•	Direct the necessary research and critical analyses to continually monitor the Company’s market position, competitive movements, pricing policies, customer trends, and other forces which impact the organization.

•	Implement performance metrics to evaluate marketing initiatives.

•	Provide strategic direction and leadership to cross functional peers in the business both internally and externally.

•	Recruit, train, coach, mentor, inspire, lead and manage a world class marketing organization.
This position will report to the Chief Executive Officer for USA Mobility and will work closely with the other members of executive management to achieve our goals. The terms of this offer are outlined below.
1) Base Salary:$9,615.38 paid biweekly ($250,000 annually)
2) Bonus: up to 75% of base salary payable annually in accordance with USA Mobility policy. Bonus payment will be based upon accomplishment of pre-determined goals and objectives, as set and agreed upon by the Board of Directors of USA Mobility.
3) Benefits: Company health, dental, vision plans and 401(k) participation will be available on the same terms as made available to other USA Mobility employees. The Benefits Booklet enclosed provides details on the company’s plans, eligibility requirements and related costs and benefits.
4) Vacation: You will accrue vacation each pay period at a rate equal to four weeks per year and may begin taking vacation following the first 90 days of employment.
5) Expenses: Business related expenses including travel, lodging, meals and incidentals (i.e., telephone expenses) associated with work-related travel, will be reimbursed, following the submission of receipts consistent with USA Mobility policy.
6) Severance: Should USA Mobility, in its sole discretion, terminate you for any reason other than “Cause”, as defined in the USA Mobility Severance Benefits Plan (the “USA Mobility Severance Plan”), you will become eligible for a severance benefit subject to your compliance with paragraph 10 below. This severance benefit will be calculated based upon your hire date at USA Mobility with continuous service through the date of termination. The amount of severance shall reflect the terms and conditions contained in the USA Mobility Severance Plan, or any successor severance plan of USA Mobility, and shall apply to the severance payments set forth in this paragraph 6, including, but not limited to, the requirement that you execute a valid severance and release agreement in effect at the time of your termination. Any capitalized terms not defined herein shall have the meanings set forth under the USA Mobility Severance Plan or any successor severance plan of USA Mobility.
7) Equity Incentive Package: You will have meaningful participation in the Board/Management equity incentive program at a level below the CEO, but on a par with the CFO, COO, EVP of Sales, and General Counsel, for the 2006 calendar year. A recommendation will be made to the Board of Directors to approve your participation in the plan expected to be approved at the February Board Meeting.
9) Non-Competition, Non-Solicitation & Release: You must agree to not compete with USA Mobility by working for any competitor which earns the majority of its revenue from providing paging services or divulge trade secrets or confidential information, including customer information, for the period of one year following termination of employment. You will be expected to sign confidentiality agreements from time to time to protect the Company’s confidential information that may exceed the one year period following termination for any reason. In addition, you must agree not to solicit employees of USA Mobility for employment for the same one year period. Further, you must agree to release USA Mobility from any liability that might arise from your employment or termination consistent with the terms set forth in the severance agreement and release in effect at that time.
10) At Will Employment: Employment with USA Mobility will be “at will” and, thus, may be terminated at any time by USA Mobility.
11) Governing Law: The terms of this letter agreement shall be governed by the laws of the Commonwealth of Virginia.
This employment offer is contingent upon completion of USA Mobility’s pre-employment requirements including submission of a completed employment application, successful completion of a drug test within 48 hours of the extension of this offer and a satisfactory background check. For assistance and instructions on the completion of these requirements, please contact Bonnie Culp, SVP, Human Resources at 703-660-6677, x 6109.
Please sign and return one copy of this letter indicating your acceptance of this employment offer. As we discussed, we’d like you to officially join our staff on or before Monday, January 16, 2006. Mark, we are excited about our future and look forward to you becoming a part of the USA Mobility Leadership Team!
Sincerely,
Vincent D. Kelly
President and CEO
USA Mobility, Inc.

Accepted:

/s/ Mark Garzone	12/19/05

Mark Garzone	Date
cc: Human Resources, Personnel File

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